UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2005

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2005, Graco Inc. (“Graco”) entered into a Separation and Release Agreement with Robert M. Mattison, former Vice President, General Counsel and Secretary, effective the same day, pursuant to which the parties agreed that, effective September 6, 2005, Mr. Mattison resigned from his position as Vice President, General Counsel and Secretary of Graco Inc. and any other offices held with entities affiliated with Graco, and resigned as an employee of Graco, effective December 31, 2005. In the period prior to December 31, 2005, Mr. Mattison will continue to be paid his current semi-monthly salary, less standard deductions, and continue to be eligible for standard benefits and benefit accruals.

The Agreement further provides that Graco will pay Mr. Mattison a separation payment following his execution of the release of claims contained in Exhibit A, which separation payment will consist of his annual base salary immediately prior to December 31, 2005, $10,000 for the employer portion of Mr. Mattison’s health insurance premium for one year and the bonus he would have received under the Graco Executive Officer Bonus Plan for calendar year 2005 had he remained employed as a Graco officer. Mr. Mattison agreed to render cooperation to Graco in connection with any litigation and to not disclose any confidential information for a period of three years after December 31, 2005. Following Mr. Mattison’s separation from service on December 31, 2005, the parties expect that Mr. Mattison will execute Exhibit A ratifying the Separation and Release Agreement and releasing Graco and others from any claims and Graco will execute Exhibit B ratifying the Separation and Release Agreement and releasing Mr. Mattison from any claims other than those arising from his willful misconduct, willful misrepresentation, gross negligence or breach of fiduciary obligations or duty of loyalty.

The description of the Separation and Release Agreement set forth above is qualified in its entirety by the Separation and Release Agreement filed as Exhibit 10.24 to this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.
Date:	October 14, 2005	By:	\s\Karen P. Gallivan
Karen P. Gallivan
		Its:	Vice President, General Counsel and Secretary